Exhibit 99.1

FOR IMMEDIATE RELEASE

FS Investment Corporation Declares Special Stock Distribution

PHILADELPHIA, April 7, 2009 – On March 31, 2009, the Board of Directors of FS Investment Corporation (“FSIC”) declared a special stock distribution of 1.4 shares per 100 shares outstanding. The purpose of this special stock distribution is to maintain a net asset value (“NAV”) per share that is below the current net offering price, as required by the Investment Company Act of 1940 subject to certain limited exceptions. The Board of Directors determined that FSIC’s portfolio performance to date sufficiently warranted taking this action. The distribution was payable on March 31, 2009 to shareholders of record as of March 31, 2009.

The stock distribution increased the number of shares outstanding as of March 31, 2009, thereby reducing NAV per share. However, because the stock distribution was issued to all shareholders in proportion to their current holdings, the reduction in NAV per share as a result of the stock distribution is offset exactly by the increase in the number of shares owned by each investor. As overall value to an investor is not reduced as a result of the special stock distribution, the Board of Directors determined that its payment would not be dilutive to existing shareholders.

As the stock distribution did not change any shareholder’s proportionate interest in FSIC, it is not expected to represent a taxable distribution. Specific tax characteristics of all distributions will be reported to shareholders annually on Form 1099.

About FS Investment Corporation

FS Investment Corporation (“FSIC”) is a publicly registered, non-traded business development company (“BDC”). A BDC, such as FSIC, is a type of investment fund that enables investors, including non-accredited investors (subject to certain state-specific suitability standards), to access the private debt asset class. FSIC focuses on investing in the debt securities of private companies throughout the United States, and seeks to protect principal first and foremost while pursuing its investment objectives of producing current income and, secondarily, long-term capital appreciation for its investors. FSIC is managed by FB Income Advisor, LLC, an affiliate of Philadelphia-based private equity firm FB Capital Partners, LP, and is sub-advised by GSO/Blackstone Debt Funds Management LLC, an affiliate of GSO Capital Partners LP (“GSO”). GSO, with over $24 billion in assets under management, is the global credit platform of The Blackstone Group L.P. For more information, please visit www.fsinvestmentcorp.com.

About Franklin Square Capital Partners

Franklin Square Capital Partners is a national distributor and sponsor of alternative investment products structured for retail investors, among others. Founded in 2007 by an experienced group of alternative investment industry professionals, Franklin Square’s goal is to bring the benefits of an institutional-class investment portfolio to investors through exposure to innovative alternative investment products managed by what it deems to be best-in-class alternative asset managers. Franklin Square believes that institutional investment portfolios, with their access to the strong return potential and diversifying power of alternative assets, are better-suited to manage risk and generate above-market returns than their traditional counterparts. Franklin Square distributes its sponsored financial products to the broker dealer community through its affiliated Orlando, FL-based wholesaling broker dealer, FS2 Capital Partners. For more information, please visit www.franklinsquare.com.